SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 9, 2015

The Priceline Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36691	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On September 9, 2015, Daniel J. Finnegan, Chief Financial Officer of the Company, entered into a stock trading plan implemented pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The plan provides for the sale of shares issued upon vesting of Mr. Finnegan's March 2013 performance share units, net of shares withheld to cover income taxes associated with the vesting, which are scheduled to vest in March 2016. The performance share units represent a "target" amount of 2,935 shares, however the maximum amount could be up to two times (2x) the "target" amount. The terms of the performance share units have been previously disclosed. The plan provides that all of the "net" number of shares received by Mr. Finnegan (i.e., net of amounts associated with any tax withholding) will be sold, subject to certain price limits. The first possible sales date is March 17, 2016. Under the terms of the plan, Mr. Finnegan will have no discretion or control over the timing or effectuation of the sales.

A table summarizing the pre-arranged trading plans adopted by each of the Company's "Section 16" officers and directors is available in the "For Investors" section of the Company's website (www.pricelinegroup.com) under the tab "Corporate Governance." The Company's practice, which it currently intends to continue, is to update the table following the closing of its trading window each quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRICELINE GROUP INC.
By:	/s/ Peter J. Millones
Name:	Peter J. Millones
Title:	Executive Vice President, General Counsel

Date: September 11, 2015